Exhibit (a)(1)(E)

ReWalk Robotics Ltd.

Form of e-mail regarding confirmation of receipt of notice of election

Subject: Equity Exchange Program—Personal and Confidential

Dear ReWalk Employee or Consultant,

ReWalk Robotics Ltd. (“ReWalk” or the “Company”) acknowledges receipt of your Notice of Election to participate in the offer to exchange certain outstanding options to purchase ordinary shares for new restricted share units (the “Exchange Offer”), subject to the terms and conditions of the documents that make up the Exchange Offer, including the Offer to Exchange, dated September 6, 2017 (the “Offer to Exchange”). By submitting this Notice of Election you are invalidating any Notices of Election that you may have previously submitted.

You have now validly tendered for exchange the following eligible options to purchase ordinary shares (the “Eligible Options”):

Grant Number	Grant Date	Number of Shares Underlying Option Grant	Exercise Price
	/ /		$
	/ /		$
	/ /		$
	/ /		$
	/ /		$
	/ /		$
	/ /		$
	/ /		$
	/ /		$

If you change your mind, you may alter or withdraw your election with respect to some or all of your Eligible Options by submitting a duly completed and signed new Notice of Election or a Notice of Withdrawal, respectively. We must receive this new Notice of Election or Notice of Withdrawal by 4:59 p.m., New York time (11:59 p.m., Israel Time), on October 4, 2017 (or such later date as may apply if the Exchange Offer is extended), in the manner described in the Offer to Exchange and other materials in the Tender Offer Statement on Schedule TO filed by ReWalk with the Securities and Exchange Commission (the “SEC”), which was previously provided to you and can be accessed at www.sec.gov. The Tender Offer Statement is also reattached to this email for ease of reference. Forms of the Notice of Election and Notice of Withdrawal are attached to this email.

Please note that the receipt by the Company of your Notice of Election is not in and of itself an acceptance of your Eligible Options for exchange. You will be bound by the last properly submitted Notice of Election or Notice of Withdrawal (as the case may be) that ReWalk receives before the expiration date of the Exchange Offer, which is 4:59 p.m., New York time (11:59 p.m., Israel Time), on October 4, 2017 (or such later date as may apply if the Exchange Offer is extended).

Grants of new restricted share units will be made on the first trading day following the expiration date of the Exchange Offer, provided you are still employed by or providing services to ReWalk or a subsidiary of ReWalk on the date that the Exchange Offer expires, you have not, as of that date, given or received notice of termination of your employment or services, and you otherwise meet the criteria set forth in the “Offer to Exchange.”

This notice does not constitute the “Offer to Exchange.” You should read the Tender Offer Statement on Schedule TO and exhibits, including the Offer to Exchange, dated September 6, 2017, because they contain important information about the Exchange Offer. You can access these documents at the SEC’s website at www.sec.gov, and they are also re-attached to this email. Neither ReWalk nor its board of directors is making any recommendation as to whether or not you should participate in the Exchange Offer. You must make your own decision as to whether or not to participate, and ReWalk strongly recommends that you consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise.

Regards,

Kevin Hershberger

Chief Financial Officer

ReWalk Robotics Ltd.

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